EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Fourth Quarter
and Fiscal 2009 Financial Results

Operating Earnings Rise 14%;
Reports Record Fourth Quarter and Fiscal Year Profits

GRAND RAPIDS, MICHIGAN-May 13, 2009-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 12-week fourth quarter ended March 28, 2009.

Fourth Quarter Results

Consolidated net sales for the 12-week fourth quarter increased to $581.3 million from $570.7 million in last year's fourth quarter. The net sales improvement was due to higher retail segment sales, including incremental sales from the acquisition of VG's Food and Pharmacy stores and a 1.2 percent increase in comparable stores sales (excluding the effect of fuel sales and the Easter holiday last year), but was partially offset by lower sales in the distribution segment due primarily to the elimination of distribution sales to the acquired VG's stores and a decrease in the marginally profitable pharmacy distribution program sales.

Fourth quarter operating earnings increased 13.6 percent to a record $17.3 million from $15.2 million in the same period last year. The operating earnings improvement was due primarily to continued growth in the Company's private label program, a LIFO inventory valuation credit recorded this year, which was partially offset by lower inflation sensitive procurement gains, and the benefits of cost containment initiatives.

"We are pleased to report these very positive results during such a challenging economic period," stated Dennis Eidson, Spartan's Chief Executive Officer. "We continue to be satisfied with the performance of our retail supermarkets, particularly the steady performance of those that have recently been remodeled or relocated as part of our capital investment program. This marks our 11th consecutive quarter of retail comparable store sales growth. In addition, our distribution segment's operating profit continued to grow during the quarter. This marked the segment's 14th consecutive quarter of operating earnings growth."

Earnings from continuing operations increased 11.2 percent to $8.7 million, or $0.40 per diluted share, from $7.8 million, or $0.36 per diluted share last year.

Net earnings for the quarter were $8.9 million, or $0.41 per diluted share, compared with $8.1 million, or $0.37 per diluted share last year. Net earnings include earnings from discontinued operations of $0.2 million, or $0.01 per diluted share, compared with $0.3 million, or $0.01 per diluted share last year.

Fourth quarter gross profit margin increased 240 basis points to 23.3 percent from 20.9 percent in the same period last year. The improved rate was due primarily to an increase in the mix of higher margin retail sales compared with the prior year.

Operating expenses totaled $118.3 million, or 20.4 percent of sales, compared with $104.2 million, or 18.3 percent of sales, in the year-ago quarter. As a percentage of sales, the increase in operating expense was due primarily to the higher mix of retail sales.

Operating Segments

Distribution Segment

Net sales in the distribution segment were $249.2 million compared with $297.4 million in the same period last year. The sales decline was primarily the result of $35.0 million in distribution sales related to the VG's Food and Pharmacy acquisition now being classified as retail segment sales and lower pharmacy product sales of approximately $7.5 million.

Distribution segment operating earnings increased to $14.6 million from $10.9 million in the same period last year. The increase was the result of an improvement in our mix of private label sales, a continued focus on operating expense controls and a $2.1 million LIFO inventory valuation credit, which was partially offset by lower inflation sensitive procurement gains.

Retail Segment

Fourth quarter retail net sales increased 21.5 percent to $332.0 million from $273.4 million in the same period last year. The sales improvement was due primarily to the VG's acquisition and the 1.2 percent increase in comparable store sales (excluding the effect of fuel sales and the Easter holiday last year). The higher sales were partially offset by a decline in fuel sales due to lower retail prices, loss of the Easter holiday in this year's fourth quarter and sales related to stores that were sold to distribution customers or closed during fiscal 2009 and 2008.

Fourth quarter retail operating earnings were $2.7 million, compared with $4.3 million in the same period last year. The operating earnings decline was due primarily to increases of $1.0 million in the LIFO inventory valuation charge and $1.1 million in start-up and other costs associated with the retail capital investment program. Additionally, approximately $0.3 million of the decline was driven by market wide lower fuel margins in the current quarter and $0.1 million in training and start-up costs related to the acquired VG's retail stores.

Mr. Eidson continued, "We are pleased to sustain our solid financial performance despite the prolonged weakness in the economic cycle. We recognize the economic challenges that our customers are facing and continue to look for ways to bring even more value to them. During this past fiscal year, we introduced more than 200 new private label products that offer consumers outstanding quality and value. Most recently, we introduced the Spartan Brand All-Natural fresh chicken, and this product launch has been a great success. Aided by this initiative, we continue to realize particular strength in sales of our private label products. In addition, we recently expanded our $4.00 generic prescription program to include all Felpausch pharmacies, and we continually evaluate additional retail programs that meet the consumers' increasing demands for value.

"During the fourth quarter, we continued to concentrate our efforts on integrating the acquired VG's Food and Pharmacy stores and executing our capital investment program. During the quarter, we relocated a Felpausch store and re-bannered it as Family Fare. The remodeling of two additional retail stores was also substantially complete by the end of the quarter and grand re-openings were held very early in the first quarter of fiscal 2010. We are very pleased with the preliminary performance of these stores. The integration of the acquired VG's stores is progressing, and we believe that this high quality operation will bring long-term benefits to our organization."

Balance Sheet and Cash Flow

For fiscal 2009, net cash generated from operating activities increased to $80.9 million from $67.8 million in the corresponding period last year due to improved earnings and the continued focus on working capital efficiency. As a result, total long-term debt (including current maturities and capital lease obligations) declined by $21.7 million from the previous quarter end.

Fiscal 2009 Results

Consolidated net sales for the fiscal year rose 4.0 percent to $2.6 billion from $2.5 billion last year. The net sales increase was primarily the result of the Felpausch and VG's retail acquisitions, higher comparable store sales of 2.7 percent (excluding fuel and the Easter holiday shift), additional sales to new and existing distribution customers and product cost inflation. The elimination of VG's distribution sales, closed and sold stores in the retail segment and lower pharmacy distribution sales partially offset these increases.

Fiscal 2009 operating earnings improved 18.0 percent to $72.7 million from $61.6 million last year. The improvement was primarily the result of higher sales volumes, better operating leverage and acquisition synergies, efficiency gains in both business segments and operating cost containment. The improvement was partially offset by an increase of $1.5 million in start-up and other costs related to store acquisitions and grand re-openings and remodeling activities that totaled $4.2 million this year compared with $2.7 million last year.

Net earnings for the fiscal year increased 13.1 percent to $38.8 million from $34.3 million last year.

Mr. Eidson continued, "This past fiscal year has been another success for Spartan Stores, marking our sixth year of business improvement. At the beginning of the fiscal year, we set out to bring customers more value, achieve growth both organically and through acquisitions, and to strengthen our market position through strategic capital investments. We are proud to have made significant progress with each of these goals. During the year, we introduced a number of value oriented products, promotions and services to our customers. We also completed major remodel work on seven stores, completed a store relocation project and opened three fuel centers. In addition, we completed a distribution center re-racking project that will improve operational efficiency in fiscal 2010 and completed the acquisition of 17 VG's Food and Pharmacy retail stores that bring us into new and more densely populated markets. Another milestone for the fiscal year was the successful execution of our leadership succession plan. We plan to continue building upon these accomplishments well into the future. It was also a good year for our distribution customers, as they took advantage of growth opportunities and opened new stores. We believe that our customer base is comprised of quality retailers that have carved out an important role in Michigan's retail landscape."

Outlook

"In the current year, we will continue to stay focused on our consumer-centric strategy and closely monitor the state and condition of the current business cycle. We are a nimble organization and have demonstrated our ability to anticipate and respond to changes in consumer purchasing habits by making tactical adjustments to our marketing and merchandising programs. For example, we recently began piloting a customer loyalty card program in one of our northern Michigan retail markets and expect to initially implement the program at all of our Glen's stores by the end of our second quarter. We currently do not have a loyalty card program in any of our sotres and believe that it will provide us with even greater insights about our customers' purchasing behavior and allow us to develop more targeted merchandising and marketing programs. We will also continue looking for prudent strategic growth opportunities and, due to our sound financial condition, are well positioned should opportunities arise.

"In our view, the weak economic cycle is likely to continue for the majority of fiscal 2010 and will influence consumer buying behavior towards a continued value orientation. Given this economic outlook, our near-term position is to be cautious, but opportunistic. We expect to continue making meaningful progress with our capital investment program and the acquisition integration. We are anticipating higher overall gross profit margin rates in the current year due to a higher mix of retail sales and improving gross profit margins in our retail segment. Higher private label penetration rates, the implementation of additional merchandising and pricing initiatives, and lower fuel costs will contribute to the expected gross profit margin improvement. We have also taken a number of steps to reduce operating costs such as completing the warehouse re-racking initiative, reducing our annual associate bonus plan by 25 percent, suspending 401(k) matching contributions for all but our non-bonus eligible store associates and department managers, implementing a hiring freeze, and shifting the timing of annual merit pay increases.

"Offsetting these favorable performance factors will be additional competition from new supercenter openings in several markets where we own retail stores. We expect the competitive openings to unfavorably impact fiscal 2010's retail comparable store sales by approximately 1.7 percent. Moreover, the rate of product cost inflation tempered as we ended the past year, which will lower the inflation sensitive procurement and sales gains that we realized in fiscal 2009. These lower gains, however, should be partially mitigated by lower LIFO inventory valuation charges in the first three quarters of the fiscal year.

"Considering these factors, retail comparable store sales could be slightly negative and core distribution sales, excluding the effect of the VG's sales reclassification, are expected to be comparable to fiscal 2009's level. We anticipate that consolidated profits from continuing operations for the current fiscal year, including an incremental pension expense of approximately $1.3 million due to lower investment returns and an increase in our effective tax rate, will approximate our fiscal 2009 performance, while we continue to see solid growth in our EBITDA margin rate and dollars. The recently enacted Michigan Business Tax is expected to result in our effective income tax rate increasing by 70 basis points in fiscal 2010.

"During the current year, we expect to complete remodel work and grand reopen an additional five stores, complete the new building and relocation of one store, build one new store late in the fiscal year and open six additional fuel centers," said Mr. Eidson. "As part of our ongoing business, we continuously evaluate our store base as to remodels, relocations and closings. We expect the retail sales reduction of our store evaluations plus store carryover activity from fiscal 2009 to be approximately $20.0 million for fiscal 2010. The store opening, remodel, closing and other costs related to these activities will be approximately $5.2 million in fiscal 2010 compared with the $4.2 million incurred in fiscal 2009.

"Capital expenditures for fiscal 2010 are expected to range from $48 million to $52 million, with depreciation and amortization ranging from $33.0 million to $35.0 million and interest expense of approximately $13.0 to $14.0 million. Our improved cash flow should result in an additional $10.0 million of availability to reduce debt or apply towards other capital," concluded Mr. Eidson.

As previously disclosed in the Company's SEC filings, its fiscal 2010 financial statements will be modified to comply with FSP No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)," for all periods presented. In short, this requires that the Company recognize non-cash interest expense on its $110.0 million convertible senior notes based on the market rate for similar debt instruments without the conversion feature as of the date of debt issuance. This will increase the Company's reported interest expense by approximately $3.4 million, $3.1 million and $2.7 million for fiscal years 2010, 2009 and 2008, respectively. Additionally, FSP No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities", will require the Company to include unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents in the computation of earnings per share pursuant to the two-class method described in FASB Statement No. 128, "Earnings Per Share." This requires the Company to change all periods presented and will increase the weighted average number of diluted shares outstanding for fiscal 2009 by approximately 460,000 shares. The Company expects the weighted average number of diluted shares for fiscal 2010 to further increase an additional 240,000 shares as a result of its equity compensation programs.

Conference Call

A telephone conference call to discuss the Company's fourth quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 14, 2009. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 100 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "plan", "design", "focus", "ensure", "priority", "strategy", "trend", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or is "likely" or that Spartan Stores or its management "anticipates", "believes", "expects", "plans" or will "work" on a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date
	(12 weeks) Mar. 28, 2009	(12 weeks) Mar. 29, 2008	(52 weeks) Mar. 28, 2009	(52 weeks) Mar. 29, 2008

Net sales	$581,254	$570,731	$2,576,738	$2,476,822
Cost of sales	445,629	451,287	2,040,625	1,981,854
Gross margin	135,625	119,444	536,113	494,968

Operating expenses
Selling, general and administrative	110,566	98,134	435,100	409,448
Depreciation and amortization	7,668	5,993	28,133	23,781
Loss on disposal of assets	92	93	136	117
Total operating expenses	118,326	104,220	463,369	433,346

Operating earnings	17,299	15,224	72,744	61,622

Non-operating expense (income)
Interest expense	2,922	2,504	10,998	11,133
Other, net	10	44	(341)	(287)
Total non-operating expense, net	2,932	2,548	10,657	10,846

Earnings before income taxes and discontinued operations	14,367	12,676	62,087	50,776

Income taxes	5,704	4,889	25,130	18,265

Earnings from continuing operations	8,663	7,787	36,957	32,511

Earnings from discontinued operations, net of taxes	230	299	1,838	1,795

Net earnings	$8,893	$8,086	$38,795	$34,306

Basic earnings per share:
Earnings from continuing operations	$0.40	$0.37	$1.71	$1.53
Earnings from discontinued operations	0.01	0.01	0.09	0.08
Net earnings	$0.41	$0.38	$1.80	$1.61

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.36	$1.70	$1.50
Earnings from discontinued operations	0.01	0.01	0.08	0.08
Net earnings	$0.41	$0.37	$1.78	$1.58

Weighted average number of shares outstanding:
Basic	21,616	21,328	21,516	21,275
Diluted	21,820	21,669	21,802	21,668

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Mar. 28, 2009	Mar. 29, 2008
ASSETS
Current assets
Cash and cash equivalents	$6,519	$19,867
Accounts receivable, net	51,470	59,885
Inventories	113,790	113,078
Other current assets	14,780	17,044
Property and equipment held for sale	-	2,404
Total current assets	186,559	212,278

Other assets
Goodwill, net	249,303	186,531
Other, net	53,264	28,143
Total other assets	302,567	214,674
Property and equipment, net	234,806	183,185
Total assets	$723,932	$610,137
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$97,248	$112,899
Accrued payroll and benefits	35,456	35,723
Other accrued expenses	19,195	23,003
Current portion of exit costs	9,759	9,280
Current maturities of long-term debt and capital lease obligations	3,932	10,874
Total current liabilities	165,590	191,779

Long-term liabilities
Other long-term liabilities	73,501	41,291
Exit costs	34,786	26,847
Long-term debt and capital lease obligations	215,686	143,574
Total long-term liabilities	323,973	211,712
Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,213 and 21,909 shares outstanding	137,358	130,718
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(14,151)	(1,142)
Retained earnings	111,162	77,070
Total shareholders' equity	234,369	206,646
Total liabilities and shareholders' equity	$723,932	$610,137

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(52 weeks) Mar. 28, 2009	(52 weeks) Mar. 29, 2008
Net cash provided by operating activities	$80,922	$67,777

Net cash used in investing activities	(159,726)	(87,946)

Net cash provided by financing activities	52,544	21,940

Net cash provided by discontinued operations	12,912	6,033

Net (decrease) increase in cash and cash equivalents	(13,348)	7,804

Cash and cash equivalents at beginning of period	19,867	12,063

Cash and cash equivalents at end of period	$6,519	$19,867

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date
	(12 weeks) Mar. 28, 2009	(12 weeks) Mar. 29, 2008	(52 weeks) Mar. 28, 2009	(52 weeks) Mar. 29, 2008
Retail Segment:

Net Sales	$332,033	$273,377	$1,328,124	$1,192,523
Operating Earnings	$2,665	$4,313	$29,560	$26,941

Distribution Segment:

Net Sales	$249,221	$297,354	$1,248,614	$1,284,299
Operating Earnings	$14,634	$10,911	$43,184	$34,681

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Fourth Quarter Ended (12 weeks)		Year-to-Date (52 weeks)
	Mar. 28, 2009	Mar. 29, 2008	Mar. 28, 2009	Mar. 29, 2008
Retail Segment:
Operating earnings	$2,665	$4,313	$29,560	$26,941
Plus
Depreciation and amortization	5,716	4,191	20,031	16,139
LIFO expense	957	(49)	2,208	639
Michigan Single Business Tax expense	-	-	(170)	177
Other non-cash charges	(56)	105	125	(108)
EBITDA	$9,282	$8,560	$51,754	$43,788

Distribution Segment:
Operating earnings	$14,634	$10,911	$43,184	$34,681
Plus:
Depreciation and amortization	1,952	1,802	8,102	7,642
LIFO expense	(2,081)	1,439	323	1,939
Michigan Single Business Tax expense	(100)	-	(150)	1,036
Other non-cash charges	837	724	4,690	2,888
EBITDA	$15,242	$14,876	$56,149	$48,186

Consolidated:
Operating earnings	$17,299	$15,224	$72,744	$61,622
Plus:
Depreciation and amortization	7,668	5,993	28,133	23,781
LIFO expense	(1,124)	1,390	2,531	2,578
Michigan Single Business Tax expense	(100)	-	(320)	1,213
Other non-cash charges	781	829	4,815	2,780
EBITDA	$24,524	$23,436	$107,903	$91,974

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.